SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported): 7/8/96

                                 ---------------


                             DHB CAPITAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                     0-22429
                            (Commission File Number)


         DELAWARE                                             11-3129361
(State of other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification Number)


                   11 Old Westbury Rd. Old Westbury, NY 11568
    (Address, including zip code of registrant's principal executive offices)



                                 (516) 997-1155
          (Telephone number, including area code, of agent for service)








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ITEM 5.           OTHER EVENTS.

                            Attached as an exhibit hereto is a joint press release by Registrant and The Lehigh Group, Inc. announcing that they have executed a definitive merger agreement and containing a summary of the proposed transaction.

ITEM 7.           FINANCIAL STATEMENT, PROFORMA FINANCIAL INFORMATION
                  EXHIBITS.

         (c)      Exhibits
                           Press Release dated July 9, 1996

                     Lehigh Group and DHB Capital Group Sign
                   Definitive Merger Agreement; DHB Group Buys
                            Option to Purchase Shares

              New York, N.Y. - - July 9, 1996 -- The Lehigh Group Inc. (NYSE-LEI) and DHB Capital Group Inc. (NASDAQ Bulletin Board: DHBT and Boston Stock Exchange: DHB) jointly announced that they have executed a definitive merger agreement under which DHB Capital will merge into a newly-formed subsidiary of Lehigh Group.

              Consistent with the terms of the agreement in principle announced on June 11, 1996, under the terms of the definitive agreement Lehigh Group shares will be reverse-split on a 21.845 to l basis and DHB Capital shares will be exchanged on a one-to-one basis. Consequently, following the merger existing Lehigh Group stockholders will own 3% and DHB Group stockholders will own 97% of the resulting company, which will be renamed from "The Lehigh Group, Inc." to DHB Group, Inc."

              This transaction has been approved by the Boards of Directors of both companies and is subject to approval by the stockholders of each company. It is contemplated that those stockholder meetings will be held in early October 1996.

              Following the merger, Mr. David H. Brooks, Chairman and CEO of DHB Capital, will become Chairman and CEO of the combined company, and Mr. Salvatore
J. Zizza,  Chairman and CEO of the Lehigh Group,  will become President and COO.

              Concurrent with the execution of the definitive merger agreement, Mr. Zizza sold to DHB Capital and option to purchase up to six million shares of Lehigh Group at $0.05 per share, which is the price at which Mr. Zizza can acquire those shares from Lehigh Group under pre-existing agreements. That option, if exercised in would equal approximately 37% of Lehigh Group's stock at that time. Furthermore, Mr, Zizza agreed to use his best efforts prior to the record date for the Lehigh Group Stockholders' meeting to obtain irrevocable proxies for Lehigh Group shares owned by himself and other officers and directors of Lehigh Group.

              The option sold by Mr. Zizza to DHB Capital expires on the later of January 8, 1997 and the consummation or termination of the definitive merger agreement. Also, it contains customary standstill agreements on DHB Capital's ability to vote or dispose of any Lehigh Group shares which it may acquire. Under the option agreement, DHB Capital may acquire up to 5% of Lehigh Group's stock prior to October 15, 1996 on the open market or privately negotiated purchases; and; if a new Schedule 13D is filed after July 8,1996, it may acquire up to an additional 10% of Lehigh Group's stock.

              Commenting  on the  transaction,  Messrs.  Zizza and Brooks  said:
"This deal is a win-win situation for both companies' stockholders. Lehigh Group stockholders will continue their ownership, on a to the record date for the Lehigh Group stockholders' meeting to favorable basis, in DHB Capital's growing and profitable businesses. DHB Capital's shareholders will benefit from greater market liquidity, as well as from the expanded management team which will result from the combination of Lehigh Group's and DHB Capital's businesses."

         For further information, please contact:

         Ms. Mary Kreidell
         (516) 997-1155
         [DHB Capital Group, Inc.]

         or

         Mr. Robert Bruno
         (212) 333-2620
         [The Lehigh Group, Inc.]

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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  July 22, 1996                                 DHB CAPITAL GROUP, INC.
                                                     (Registrant)


                                                     By:/S/ David Brooks
                                                     Chairman and CEO